Exhibit 99.1

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Manager, Investor Relations	Vice President
	713-646-4222 — 800-564-3036	713-646-4487 — 800-564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P.
Announces Completion of
Sale of 10% General Partner Interest to OXY
     (Houston — August 7, 2008) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that certain owners of its general partner have completed the previously announced sale of an aggregate 10% equity interest in PAA’s general partner entities to a wholly owned subsidiary of Occidental Petroleum Corporation (“OXY”). The purchase price was not disclosed.
     The table below sets forth the approximate percentage ownership of PAA’s general partner interests before and after the transaction.

	Before	After
Vulcan Energy Corporation	54.3%	50.1%
Kayne Anderson affiliated entities	20.3%	17.9%
EnCap affiliated entities	11.1%	8.8%
Management & others	14.3%	13.2%
OXY	0.0%	10.0%

Total	100.0%	100.0%
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
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